Exhibit 24(c)2

Daniel S. Tucker Executive Vice President Chief Financial Officer, and Treasurer	Bin 10240 241 Ralph McGill Boulevard NE Atlanta, GA 30308-3374 Tel 404.506.4301

January 14, 2021

Andrew W. Evans and Melissa K. Caen:

    As an officer of Georgia Power Company, I hereby make, constitute, and appoint you my true and lawful Attorney in my name, place, and stead, to sign and cause to be filed with the Securities and Exchange Commission (1) the Company's Annual Report on Form 10-K for the year ended December 31, 2020, (2) the Company's Quarterly Reports on Form 10-Q during 2021 and (3) any necessary or appropriate amendment or amendments to any such reports, to be accompanied in each case by any necessary or appropriate exhibits or schedules thereto.

    Yours very truly,

    /s/Daniel S. Tucker

    Daniel S. Tucker